Exhibit 99.1

Retractable Technologies, Inc. Reports Results for the Year 2017

LITTLE ELM, Texas, April 2, 2018—Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the twelve months ended December 31, 2017 and 2016, respectively.

Domestic sales accounted for 78.3% and 88.2% of the revenues in 2017 and 2016, respectively.  Domestic revenues increased 2.7% principally due to increased sales of EasyPoint® and the blood collection set.  Domestic unit sales increased 7.1%.  Domestic unit sales were 69.5% of total unit sales for 2017.  International revenues increased from $3.5 million in 2016 to $7.5 million in 2017, primarily due to increased volumes mitigated by lower average prices.  Overall unit sales increased 28.3%.  Our international orders may be subject to significant fluctuation over time.  Such orders may fluctuate due to health initiatives at various times as well as economic conditions.

Cost of manufactured product increased $4.7 million principally due to higher volumes.  Royalty expense increased $337 thousand due to increased gross sales.  Gross profit margins decreased from 34.7% in 2016 to 28.9% in 2017 principally due to a larger portion of international sales which bear a lower average sales price.

Operating expenses decreased 0.7% from the prior year due to decreased legal expenses and no impairment costs incurred in 2017, offset by increased staffing in Sales and marketing, stock option expense, and bonuses paid in 2017.

The loss from operations was $3.8 million in 2017 compared to $3.5 million in 2016.

We recorded $188 thousand in tax benefits in connection with the enactment of the Tax Cut and Jobs Act (the “Act”) on December 22, 2017.  The Act establishes new tax provisions that affect us including the elimination of the corporate alternative minimum tax and changing rules related to uses and limitations of net operating loss carry forwards created after December 31, 2017.  Carry forward credits from alternative minimum taxes paid in prior years are now refundable in tax years beginning January 1, 2018.

Cash flow from operations was a negative $2.9 million for 2017 due to our Net loss, increased accounts receivable and other current assets, mitigated by noncash expenses of depreciation and stock option expense, lower inventory levels, increased liabilities, and insurance proceeds.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on April 2, 2018 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle.  The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle.  Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections.  The EasyPoint® needle also can be used to aspirate fluids and for blood collection.  Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events.  Retractable believes that the expectations reflected in such forward-looking statements are accurate.  However, Retractable cannot assure you that such expectations will materialize.  Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer